EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements and Related Prospectuses (Forms S-3 No. 333-84402 and No. 333-42245; and Forms S-8 No. 333-95282, No. 333-3438, No. 333-26135, No. 333-44281, No. 333-50679, No. 333-76991, No. 333-33944, No. 333-56800, No. 333-84404, No. 333-101378 and No. 333-115494) of Integrated Silicon Solution, Inc. of our reports dated May 24, 2007 with respect to the consolidated financial statements of Integrated Silicon Solution, Inc., Integrated Silicon Solution, Inc.’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Integrated Silicon Solution, Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2006.

/s/ ERNST & YOUNG LLP

San Jose, California

May 24, 2007